Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Sonic Automotive, Inc. 2012 Stock Incentive Plan of our report dated March 3, 2014, with respect to the consolidated financial statements of Sonic Automotive, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and for the years ended December 31, 2013 and 2012 included in its Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

May 8, 2015